EXHIBIT 10.3

AMENDMENT ONE TO THE

1999 SALARY REPLACEMENT STOCK OPTION

AND DIVIDEND INCREASE UNIT PLAN OF

DUKE REALTY INVESTMENTS, INC.

This Amendment One to the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. (“Plan”) is hereby adopted  this 30th day of October, 1999, but effective as of October 1, 1999, by Duke-Weeks Realty Corporation, formerly known as Duke Realty Investments, Inc. (“Company”).

WITNESSETH:

                WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

                WHEREAS, pursuant to Section 5.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters, by action of the Executive Compensation Committee of the Board of Directors of the Company (“Committee”); and

                WHEREAS, Section 3.7(b) of the Plan provides that Units may be exercised only to the extent that shares of the Company’s common stock have been acquired by a Participant through the exercise of certain stock options; and

                WHEREAS, the Committee has determined to amend Section 3.7 to permit the Committee to reduce the value received by a Participant upon the exercise of a Unit in lieu of the requirement that a Unit can be exercised only to the extent that certain stock options have been exercised; and

                WHEREAS, the Committee has approved and authorized this Amendment One;

                NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 5.1 of the Plan, the Plan is hereby amended in the following particular:

                By adding the following subsection (d) to the end of Section 3.7, effective as of October 1, 1999:

“(d)   Committee Discretion to Waive Requirement of Prior Exercise of Stock Options.  Notwithstanding the provisions of Section 3.7(b), if a Participant desires to exercise Units but has not yet acquired the same or a greater number of shares of the Company’s common stock through the exercise of options granted under the Stock Option Plan on the same date on which the Units were granted (the “Corresponding Stock Options”), the Committee shall have the discretion to waive the requirement that the Corresponding Stock Options be exercised provided that:

(i)           The exercise price of the Corresponding Stock Options is more than the Per Share Value as of the date on which the Unit is exercised;

(ii)        Pursuant to an amendment to the applicable stock option agreement(s), the Participant forfeits all of his or her rights to the Corresponding Stock Options in an amount which is equal to the number of Units exercised; and

(iii)     The value of each Unit exercised, as otherwise determined under Section 3.8, is reduced, on a dollar-for-dollar basis, by the excess of the per share exercise price of the Corresponding Stock Options over the Per Share Value on the date on which the Unit is exercised.”

                All other provisions of the Plan shall remain the same.

                IN WITNESS WHEREOF, Duke-Weeks Realty Corporation, by its officer thereunder duly authorized, has executed this Amendment One to the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. this 30th day of October, 1999, but effective as of October 1, 1999.